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Exhibit 5.1

BREWER & PRITCHARD, P.C. THREE RIVERWAY, SUITE 1800 HOUSTON, TEXAS 77056	Phone (713) 209-2950 Fax (713) 659-5302

October 4, 2004

Environmental Remediation Holding Corporation
5444 Westheimer, Suite 1570
Houston, Texas 77056

Re:
Environmental Remediation Holding Corporation
Registration Statement on Form S-8

Gentlemen:

        We have represented Environmental Remediation Holding Corporation, a Colorado corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of 160,000 shares ("Shares") of the Company's common stock, par value $.0001 per share ("Common Stock") issued pursuant to a certain agreement ("Plan") attached as an exhibit to the Registration Statement.

        In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plan, the Certificate of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

        We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

        We are of the opinion that the Shares will be, when issued pursuant to the Plan, legally issued, fully paid, and nonassessable.

        We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

Very truly yours,
BREWER & PRITCHARD, P.C.

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  Exhibit 5.1